SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                 ----------

                                 FORM N-8A

        NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                   OF THE INVESTMENT COMPANY ACT OF 1940

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     The undersigned  investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                   Name:

           GOLDMAN SACHS HEDGE FUND PARTNERS REGISTERED MASTER FUND, LLC

 Address of Principal Business Office (No. & Street, City, State, Zip Code):

                            701 Mount Lucas Road
                            Princeton, NJ 08540

                  Telephone Number (including area code):

                               (609) 497-5500

             Name and address of agent for service of process:

                              George H. Walker
                                 President
                        Goldman Sachs Hedge Fund
                              Strategies LLC
                            701 Mount Lucas Road
                            Princeton, NJ 08540

                Please send copies of all communications to:

      Howard B. Surloff, Esq.                   Lawrence N. Barshay, Esq.
   Managing Director and Associate     Fried, Frank, Harris, Shriver & Jacobson
         General Counsel                         One New York Plaza
    Goldman Sachs & Co.                          New York, NY 10004
    One New York Plaza
    New York, New York  l0004

CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]




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                                 SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in The City of Princeton and The State of New Jersey on the 23rd day of June, 2003.

                                       GOLDMAN SACHS HEDGE FUND PARTNERS
                                       REGISTERED FUND, LLC


                                       By:   /s/ Tobin V. Levy
                                          ---------------------------------
                                          Name:  Tobin V. Levy
                                          Title: Chief Financial Officer
Attest:    /s/ David S. Plutzer
       ------------------------------
       Name:   David S. Plutzer
       Title:  Assistant Secretary